Exhibit 99.1

Silk Road Medical Names Chas McKhann Chief Executive Officer

Accomplished Leader with Over 25 Years of Medical Device Industry Experience

SUNNYVALE, Calif. – November 2, 2023 – Silk Road Medical, Inc. (Nasdaq: SILK) (“Silk Road” or the “Company”), a company focused on reducing the risk of stroke and its devastating impact, today announced that Chas McKhann has been appointed Chief Executive Officer (CEO), effective immediately.

Mr. McKhann is an accomplished leader with more than 25 years of experience in the medical device industry, including C-suite positions at seven public and private companies. Most recently, Mr. McKhann served as President and CEO of Apollo Endosurgery (acquired by Boston Scientific in April 2023), where he created and led a transformational growth strategy for the company’s minimally invasive technologies for gastrointestinal and bariatric conditions. Previously, he held leadership positions at Torax Medical and Intersect ENT, among others.

“Chas is a skilled and experienced leader with a track record of effectively building and scaling medical device businesses into underpenetrated markets. We are excited to welcome him to Silk Road,” said Jack Lasersohn, Chairman of the Board of Directors.  “We thank Erica Rogers for her leadership and contributions to Silk Road over the last 11 years, and we look forward to our next phase of growth as we continue expanding the use of Transcarotid Artery Revascularization (TCAR).”

“I am thrilled to join Silk Road Medical as the company’s CEO,” said Mr. McKhann. “I look forward to working closely with the leadership team and  Board of Directors to build upon Silk Road’s track record of growth, advance the company’s progress toward establishing TCAR as the minimally invasive standard of care in carotid artery disease, and continue delivering on the company’s mission to reduce the risk of stroke and its devastating impact for patients.”

“The Board and I are confident that Chas is the right leader to leverage our strong operational infrastructure, skilled commercial team, and substantial body of clinical evidence to take the company further on the journey to treat patients with carotid artery disease. Under his leadership, Silk Road remains committed to the same mission, vision, and values that have guided it since its founding. We look forward to executing a smooth transition and continue expanding our impact for patients at risk of stroke,” added Mr. Lasersohn.

Mr. McKhann succeeds Erica Rogers, who has now retired from the President and CEO role and will continue as an advisor to the Company’s Board of Directors.

About Chas McKhann

Before joining Silk Road, Mr. McKhann was President and CEO of Apollo Endosurgery where he created and led a transformational growth strategy for the company’s minimally invasive technologies for gastrointestinal and bariatric conditions. He led the company through multiple product approvals through the FDA De Novo pathway and oversaw the company’s successful sale to Boston Scientific (Nasdaq: BSX), which closed in April 2023.

Prior to Apollo, Mr. McKhann was Chief Commercial Officer at Rox Medical, where he developed a global commercial strategy for a novel therapy for hypertension and supported clinical trial enrollment in advance of regulatory clearance. Mr. McKhann was previously Chief Commercial Officer at Torax Medical, acquired by Johnson & Johnson (NYSE: JNJ) in 2017, and Intersect ENT, which was later acquired by Medtronic (NYSE: MDT) in 2022.

Previously, Mr. McKhann was CEO at Apnex Medical, a developer of a  hypoglossal nerve stimulator for obstructive sleep apnea, global head of marketing of cardiac rhythm management at Boston Scientific (NYSE: BSX), and Director of Marketing at Cordis, a unit of Johnson & Johnson, where he was the marketing lead for CYPHER®, a sirolimus-eluting coronary stent that was the first cardiac drug-eluting stent. Mr. McKhann began his career as a strategy consultant at SCA Consulting and McKinsey & Company.  He holds a BA in Political Science and an MBA from Stanford University.

About Silk Road Medical

Silk Road Medical, Inc. (NASDAQ: SILK) is a medical device company located in Sunnyvale, California, and Plymouth, Minnesota that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Statements contained in this release that relate to future, not past, events are forward-looking statements under the Private Securities Litigation Reform Act of 1995, including the Company’s expectations for a smooth new CEO transition and future growth expectations. Forward-looking statements are based on current expectations of future events and often can be identified by words such as  “plan,” “expect,” “should,” “project,” “anticipate,” “intend,” “will,” “can,” “may,” “believe,” “could,” “continue,” “future,” “look forward,” and other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Risks and uncertainties may cause Silk Road Medical’s actual results to be materially different than those expressed in or implied by Silk Road Medical’s forward-looking statements. For Silk Road Medical, such risks and uncertainties include, among others, risks surrounding the CEO transition, the Company’s success in retaining and recruiting key personnel, and the Company’s ability to continue to grow the business and expand the use of TCAR. More detailed information on these and other factors that could affect Silk Road Medical’s actual results are described in its filings with the U.S. Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2023. Silk Road Medical undertakes no obligation to update its forward-looking statements.

Investor Contact:
Marissa Bych
Gilmartin Group LLC
investors@silkroadmed.com

Media:
Michael Fanucchi
Silk Road Medical
mfanucchi@silkroadmed.com